EXHIBIT 10.3

September 25, 2023

Mr. Chun-Hsien Tsai

Chairman and Chief Executive Officer

Ainos, Inc.

8880 Rio San Diego Drive, Suite 800

San Diego, CA 92108

Dear Mr. Tsai:

This letter (the “Agreement”) constitutes the agreement between Maxim Group LLC (“Maxim” or the “Placement Agent”) and Ainos, Inc., a Texas corporation (the “Company”), that Maxim shall serve as the placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of up to $10,000,000 of senior convertible notes and warrants (collectively, the “Securities”). The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”) and nothing herein constitutes that Maxim would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement shall be collectively referred to herein as the “Transaction Documents.” The Placement may be conducted in one or more closings, and the date of each such closing shall be referred to herein as the “Closing Date.” The Company expressly acknowledges and agrees that Maxim’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by Maxim to purchase any Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Maxim with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf, and at its expense, in connection with the Placement. The sale of the Securities to any Purchaser will be evidenced by one or more purchase agreements (collectively, the “Purchase Agreements”) between the Company and such Purchaser in a form reasonably acceptable to the Company and Maxim. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

Notwithstanding anything herein to the contrary, in the event Maxim determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement in writing upon the request of Maxim to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

SECTION 1. COMPENSATION. As compensation for the services provided by Maxim hereunder, the Company agrees to pay to Maxim:

(A) A cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company at each Closing (the “Placement Fee”); provided, however, that the Placement Fee shall be three and one-half percent (3.5%) of the gross proceeds received from Purchasers introduced by the Company (“Cash Compensation”). The Cash Compensation shall be paid at each Closing of the Placement from the gross proceeds of the Securities sold at such Closing.

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(B) The Company shall, at each Closing, grant to Maxim Group LLC (or such other recipient as designated by Placement Agent) securities purchase warrants (the “Placement Agent Warrants”) covering a number of Securities equal to four percent (4.0%) of the total number of Securities being sold and/or issued in the Placement. The form of the Placement Agent Warrants is set forth as Addendum B hereto. The Placement Agent Warrants will be non-exercisable for six (6) months after the date of the initial Closing and will be exercisable and expire five (5) years after the Closing. The Placement Agent Warrants will be exercisable at a price per share equal to 110% of the price of the Securities paid by the Purchasers in connection with the Placement. The Placement Agent Warrants shall not be redeemable. To the extent that the Purchasers are granted registration rights with respect to the Securities they purchase in the Placement (or components thereof), the Company will grant identical rights to the Placement Agent with respect to the Securities underlying the Placement Agent Warrants consistent with FINRA Rule 5110. The Placement Agent will be entitled to customary demand and “piggyback” rights pursuant to FINRA Rule 5110, which shall include one demand registration at the Company’s expense, an additional demand registration at the warrant holders’ expense and unlimited “piggyback” registration rights as set forth in the Placement Agent Warrants. The Placement Agent Warrants (and the underlying securities) may not be transferred, assigned or hypothecated for a period of six (6) months following initial Closing, except that they may be assigned, in whole or in part, to any successor, officer or member of the Placement Agent (or to officers or partners of any such successor or member) pursuant to FINRA Rule 5110(g)(2). The Placement Agent Warrants may be exercised in whole or in part, shall provide for “cashless” exercise, and shall provide for customary anti-dilution and price protection.

(C) Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company also agrees to reimburse Maxim from time to time and at each Closing for all travel and other out-of-pocket expenses, including legal fees and expenses not to exceed $15,000. The Company will reimburse Maxim directly out of the Closing of the Placement.

SECTION 2. [RESERVED.]

SECTION 3. REPRESENTATIONS AND WARRANTIES INCORPORATED BY REFERENCE. Each of the representations and warranties (together with any related disclosure schedules thereto) made by the Company to the Purchasers in the Purchase Agreement(s) between the Company and each Purchaser, is hereby incorporated herein by reference (as though fully restated herein) and is, as of the date of this Agreement and as of each Closing Date, hereby made to, and in favor of, the Placement Agent.

SECTION 4. REPRESENTATIONS OF MAXIM. Maxim represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) is licensed as a broker/dealer under the laws of the States applicable to the offers and sales of the Securities, (iv) is and will be a body corporate validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. Maxim will immediately notify the Company in writing of any change in its status as such. Maxim covenants that it will use its reasonable best efforts to conduct the Transaction hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

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SECTION 5. INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

SECTION 6. ENGAGEMENT TERM. Maxim’s engagement hereunder, to act as Placement Agent in connection with the Placement will be until the earlier of (i) the completion of the Placement, or (ii) the date that the Company’s engagement with the Placement Agent is terminated in accordance with the engagement letter between the Company and Placement Agent, dated as of May 15, 2023. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 1 hereof and which are permitted to be reimbursed under FINRA Rule 5110(f)(2)(D), and the confidentiality, indemnification and contribution provisions contained herein and the Company’s obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement.

SECTION 7. MAXIM INFORMATION. The Company agrees that any information or advice rendered by Maxim in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without Maxim’s prior written consent.

SECTION 8. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that Maxim is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of Maxim hereunder, all of which are hereby expressly waived.

SECTION 9. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on the applicable Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement(s), to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(A) All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities, the Placement Agent Warrants and the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) underlying the Placement Agent Warrants, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Placement Agent, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

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(B) The Placement Agent shall have received as of the applicable Closing Date the favorable opinions of legal counsel to the Company, dated as of such Closing Date, including, without limitation, an opinion from Baker & McKenzie LLP, the Company counsel addressed to the Placement Agent in form and substance reasonably satisfactory to the Placement Agent.

(C) (i) The Company shall not have sustained, since the end of the Company’s last fiscal year, any material loss or interference with its business from fire, explosion, flood, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Purchase Agreement and (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any change, or any development involving a prospective change, in or affecting the business, general affairs, management, financial position, stockholders’ equity, results of operations or prospects of the Company, otherwise than as set forth in or contemplated by the Purchase Agreement, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Purchase Agreement.

(D) The shares of Common Stock underlying the Securities and underlying the Placement Agent Warrants are not registered under the Securities Act of 1933 as amended (the “Securities Act”). For so long as the Securities and the Placement Agent Warrants remain outstanding, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13 or 15(d) the Exchange Act with the Commission even if the Company is not then subject to the reporting requirements of Section 13 or 15(d) the Exchange Act.

(E) Subsequent to the execution and delivery of this Agreement and up to the applicable Closing Date, there shall not have occurred any of the following: (i) trading in securities generally on The Nasdaq Stock Market shall have been suspended or minimum or maximum prices or maximum ranges for prices shall have been established on any such exchange or such market by the Commission, or by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities in which it is not currently engaged, the subject of an act of terrorism, there shall have been an escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred any other calamity or crisis or any change in general economic, political or financial conditions in the United States or elsewhere, if the effect of any such event in clause (iii) or (iv) makes it, in the sole judgment of the Placement Agent, impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Purchase Agreement.

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(F) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the applicable Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the applicable Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect the business or operations of the Company.

(G) The Company shall have entered into a Purchase Agreement with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed between the Company and the Purchasers.

(H) FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any Issuer Filing with FINRA as may be required with respect to the Placement and pay all filing fees required in connection therewith.

(I) Prior to the applicable Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agent.

SECTION 10. [RESERVED.]

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SECTION 11. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Each of the Placement Agent and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Placement Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Placement Agent mailed by certified mail to the Placement Agent’s address shall be deemed in every respect effective service process upon the Placement Agent, in any such suit, action or proceeding. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 12. ENTIRE AGREEMENT/MISC. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery and/or exercise or conversion of the Securities and the Placement Agent Warrants, as applicable. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof. The Company agrees that the Placement Agent may rely upon, and is a third party beneficiary of, the representations and warranties, and applicable covenants set forth in any such purchase, subscription or other agreement with the Purchasers in the Placement. All amounts stated in this Agreement are in US dollars unless expressly stated.

SECTION 13. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

[The remainder of this page has been intentionally left blank.]

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Maxim the enclosed copy of this Agreement.

Very truly yours,

Maxim GROUP LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Co-President

Address for notice:
300 Park Avenue, 16th Floor
New York, NY 10022
Attention: James Siegel, General Counsel Email:

Accepted and Agreed to as of

the date first written above:

AINOS INC.

By:	/s/ Chun-Hsien Tsai
Name: Chun-Hsien Tsai
Title: Chairman and Chief Executive Officer

Address for notice:

Ainos, Inc.

8880 Rio San Diego Drive, Suite 800

San Diego, CA 92108

Attention: Mr. Chen-Hsien Tsai

Email:

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ADDENDUM A

INDEMNIFICATION PROVISIONS

In connection with the engagement of Maxim Group LLC (“Maxim”) by Ainos Inc. (the “Company”) pursuant to a letter agreement dated September 25, 2023, between the Company and Maxim, as it may be amended from time to time in writing (the “Agreement”), the Company hereby agrees as follows:

1.

The Company hereby agrees to indemnify and hold Maxim, its officers, directors, principals, employees, affiliates, and stockholders, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively the “Losses”) arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement; or (ii) any activities or services performed hereunder by Maxim, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct, gross negligence or bad faith of Maxim in performing the services hereunder.

2.

If Maxim receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section (B), Maxim shall, within twenty (20) days of the receipt of such written notice, give the Company written notice thereof (a “Claim Notice”). Failure to give such Claim Notice within such twenty (20) day period shall not constitute a waiver by Maxim of its right to indemnity hereunder with respect to such action, suit or proceeding; provided, however, the indemnification hereunder may be limited by any such failure to provide a Claim Notice to the Company that materially prejudices the Company. Upon receipt by the Company of a Claim Notice from Maxim with respect to any claim for indemnification which is based upon a claim made by a third party (“Third Party Claim”), the Company may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. Maxim shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. Maxim shall have the right to employ its own counsel in any such action which shall be at the Company's expense if representation of the Company and Maxim by the same counsel or experts would, in the reasonable opinion of Maxim, be inappropriate due to actual or potential differing interests between the Company and Maxim. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of Maxim, which consent shall not be delayed and which shall not be required if Maxim is granted a release in connection therewith. The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.

3.

The Company further agrees, upon demand by Maxim, to promptly reimburse Maxim for, or pay, any loss, claim, damage, liability or expense as to which Maxim has been indemnified herein with such reimbursement to be made currently as any loss, damage, liability or expense is incurred by Maxim.

4.

If for any reason the foregoing indemnification is unavailable or is insufficient to hold such indemnified party harmless, the Company agrees to contribute the amount paid or payable by such indemnified party in such proportion as to reflect not only the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, as the case may be, on the one hand, and Maxim, on the other hand, but also the relative fault of the Company and Maxim as well as any relevant equitable considerations. In no event shall Maxim contribute in excess of the fees actually received by it pursuant to the terms of this Agreement.

5.

For purposes of this Agreement, each officer, director, stockholder, and employee or affiliate of Maxim and each person, if any, who controls Maxim (or any affiliate) within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Maxim with respect to matters of indemnification by the Company hereunder.

Maxim GROUP LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Co-President

Accepted and Agreed to as of

the date first written above:

AINOS, INC.

By:	/s/ Chun-Hsien Tsai
Name: Chun-Hsien Tsai
Title: Chairman and Chief Executive Officer

[Sig Page to Indemnification Provisions

Pursuant to Placement Agency Agreement

between Ainos, Inc. and Maxim Group LLC]

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Addendum B

Form of Placement Agent Warrant

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